SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 25, 2010

Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33748	20 – 8718331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

(Address of Principal Executive Offices) (Zip Code)

(202) 728-0044

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Adoption of 2010 Short-Term Incentive Compensation Plan

On February 25, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of DuPont Fabros Technology, Inc. (the “Company”) adopted the Company’s 2010 Short-Term Incentive Plan (the “2010 STIC Plan”) and established the performance objectives that will be applicable to the plan’s participants, including each of the Company’s named executive officers, who are: Lammot J. du Pont, the Company’s Executive Chairman; Hossein Fateh, the Company’s President and Chief Executive Officer; Mark L. Wetzel, the Company’s Executive Vice President, Chief Financial Officer and Treasurer; Richard A. Montfort, Jr., the Company’s General Counsel and Secretary; and Jeffrey H. Foster, the Company’s Chief Accounting Officer. The 2010 STIC Plan provides for the payment of cash incentive awards to plan participants in early 2011 if, and to the extent to which, certain performance objectives are achieved based on both Company and individual participant performance during 2010.

Payments will be determined using three variables: (1) the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s base salary; (2) actual performance compared with the performance objectives described below; and (3) relative weightings for each of the performance objectives. The performance objectives under the STIC Plan are the Company’s 2010 actual funds from operations, certain operational targets specific to each participant and a discretionary element. In determining awards, each of these objectives will be given equal weight, provided that, for some participants, the Committee may give two-thirds weight to the funds from operations objective and one-third weight to the operational target objective.

The 2010 incentive target opportunities for each of the Company’s named executive officers, which are the same as the target incentive opportunities for each of the officers under the Company’s 2009 short-term incentive compensation plan, are as follows: Lammot J. du Pont, the Company’s Executive Chairman, 100% of base salary; Mr. Fateh, 100% of base salary; Mr. Wetzel, 60% of base salary; Mr. Montfort, 50% of base salary; Mr. Foster, 50% of base salary.

Adoption of 2010 Long-Term Incentive Plan

On February 25, 2010, the Committee also adopted the Company’s 2010 Long-Term Incentive Compensation Plan (the “2010 LTIC Plan”) for plan participants, including each of the named executive officers. The Committee also approved on February 25, 2010 equity-based incentive awards under the 2010 LTIP Plan. For named executive officers, fifty percent of the value of each participant’s target opportunity was made in the form of stock options and the remaining fifty percent was made in the form of restricted stock.

The stock option grants and restricted stock awards, which are not subject to any performance criteria, will vest ratably in three equal portions on each of March 1, 2011, 2012 and 2013 so long as the participant remains continuously employed by the Company or an affiliate of the Company from the date of the grant through the applicable vesting date. The restricted stock granted under the plan is subject to forfeiture until vested.

The 2010 LTIC Plan equity-based incentive awards for the Company’s named executive officers are as follows: Mr. du Pont, $1,000,000, which resulted in a grant of 55,556 stock options and an award of 25,420 shares of restricted stock; Mr. Fateh, $1,750,000, which resulted in a grant of 97,223 stock options and an award of 44,484 shares of restricted stock; Mr. Wetzel, $750,000, which resulted in a grant of 41,667 stock options and an award of 19,065 shares of restricted stock; Mr. Montfort, $300,000, which resulted in a grant of 16,667 stock options and an award of 7,626 shares of restricted stock; and Mr. Foster, $250,000, which resulted in a grant of 13,889 stock options and an award of 6,355 shares of restricted stock.

The number of stock options granted was based on the value of each option, which was determined using the Black Scholes valuation model. The exercise price of each option is $19.89, the closing price of the Company’s common stock on the grant date. The number of shares of restricted stock awarded was based on the average of the opening and closing price of the Company’s common stock on the date of grant, which was $19.67.

Copies of the 2010 STIC Plan and the 2010 LTIC Plan are attached to this report as Exhibits 10.1 and 10.2. Each participant will enter into a stock option and restricted stock agreement in connection with the 2010 LTIC Plan, forms of which are filed as exhibits to the Company’s current report on Form 8-K filed on March 4, 2009. The summary set forth above is qualified in its entirety by reference to each of these documents.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	2010 Short-Term Incentive Compensation Plan

10.2	2010 Long-Term Incentive Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.

March 3, 2010	/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.
General Counsel and Secretary

EXHIBIT INDEX

10.1	2010 Short-Term Incentive Compensation Plan

10.2	2010 Long-Term Incentive Compensation Plan